EXHIBIT 3.2

PROPOSED CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF MEDICAL MAKEOVER CORPORATION OF AMERICA

The undersigned, being the President and sole Director of Medical Makeover Corporation of America (the “Corporation”), a Delaware corporation, pursuant to Section 141 and Section 242 of the Delaware Business Corporation Laws,  in accordance with the Written Consent of the Board of Directors and majority shareholders  dated September 7, 2011 approved the following:

ARTICLE IV of the Corporation Certificate of Incorporation shall be deleted and substituted by the following:

FOURTH
CAPITAL STOCK

(1)           The total number of shares of all classes of stock which the Corporation shall have authority to issues is 510,000,000 shares of which:

(a)	500,000,000 shares shall be designated as Common Stock, having a par value of $.0001 per share; and

(b)	10,000,000 shares shall be designated as Preferred Stock, having a par value of $.0001 per share.

Effective as of the effective date of this Amendment, for each 10,000 shares of Common Stock, $.0001 par value per share (the “Old Common Stock”), outstanding before the effective date of the Amendment each such holder of record  shall be reduced to one share of Common Stock $.0001 par value per share (the New Common Stock”). If a stockholder shall be entitled to a number of shares of new Common Stock which is not a whole number, then the fractional interest of New Common Stock will be rounded up to the next whole share.  The authorized number of shares of Common Stock and of Preferred Stock shall not be affected by this Amendment.

Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other assets of Common Stock of the Corporation, except as otherwise expressly set forth in this Certificate.

IN WITNESS WHEREOF, the undersigned being the President of this Corporation has executed these Articles if Amendment to the Certificate of Incorporation as of the 13th day of October, 2011.

MEDICAL MAKEOVER CORPORATION OF AMERICA

/s/Jason Smart
Jason Smart, President and Sole Director